EXHIBIT 99.1

Edible Garden Posts 9% Revenue Growth as Non-Perishable CPG Units Surge 49.3% Year-Over-Year

Hydroponic Basil, Potted Herbs, and Wheatgrass Accelerate; International Nutraceutical Sales Nearly Double Year-Over-Year

Company's Portfolio Optimization and Expansion into CEA-Informed, Better-For-You Shelf Stable Categories Pushes Market Penetration and Growth

Conference Call to Be Held Today at 8:00 am ET.

BELVIDERE, NJ, November 14, 2025 — Edible Garden AG Incorporated (“Edible Garden” or the “Company”) (Nasdaq: EDBL, EDBLW), a leading provider of controlled environment agriculture (CEA) solutions and sustainable, locally grown organic produce, today announced financial results for the third quarter ended September 30, 2025.  The third quarter is traditionally the slowest of the year for Edible Garden, however the results reflect the early benefits of the Company’s strategic evolution toward a CEA informed consumer packaged goods (CPG) model. The Company demonstrated revenue growth, with sales up 9% compared to the third quarter of 2024. Edible Garden also broadened its distribution network and gained momentum in the shelf-stable product segment. The fourth quarter, historically the Company’s strongest period, is expected to further demonstrate the positive impact of this transformation.

Financial & Operating Highlights for the Three Months Ended September 30, 2025

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Non-perishable unit sales increased approximately 49.3% year-over-year, driven by strong performance across the Company’s shelf-stable product lines including Kick. Sports Nutrition, Pickle Party™, Pulp®, and Vitamin Whey®.

•	Private Label products sold through major big box retailers outperformed in the second quarter, climbing 15.1% year-over-year
•	Same store Hydroponic Basil up 28.6%, Potted Herbs up 22.6%, and Wheatgrass up 59.2%
•	International vitamin and supplements revenue rose 90.2% versus year-over-year

“Over the past several quarters, we’ve been executing a strategic transformation of Edible Garden into a diversified, innovation-driven consumer packaged goods company, and we’re now seeing clear results,” said Jim Kras, Chief Executive Officer of Edible Garden. “The third quarter marked a key milestone as we experienced revenue growth, expanded our product distribution to Kroger to include fresh potted and cut herbs, added major retail customers including The Fresh Market, and expanded internationally through partners such as PriceSmart and Amazon.”

“Our CPG- focused strategy enables us to expand beyond fresh produce into shelf-stable, branded offerings that align with growing demand for clean-label, functional, and better-for-you foods. Our expanding portfolio - featuring Kick. Sports Nutrition, Pickle Party™, Pulp®, and Vitamin Whey® - is driving continued momentum and is expected to contribute to margin improvement, while supporting broader geographic reach and more consistent, year-round sales across both fresh and shelf-stable categories.”

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“We further expanded our retail footprint during the quarter, launching our USDA Organic fresh herb line at Kroger, introducing Edible Garden-branded herbs at The Fresh Market, and strengthening our Midwest presence through Pete’s Fresh Market and Angelo Caputo’s Fresh Markets. We believe these relationships, along with robust private-label programs, underscore the growing strength of the Edible Garden brand and our commitment to freshness, innovation, and sustainability.”

“The acquisition of NaturalShrimp’s assets is expected to enhance our vertical integration and add sustainable aquaculture capabilities that align with our mission and brand values. Together with ongoing innovation under our Zero-Waste Inspired® mission, we are investing in health-focused product development and building a stronger platform for scale. We believe these initiatives will position Edible Garden as a next-generation sustainable food company with multiple high-growth revenue streams.”

“Looking ahead, we believe the most challenging phase of this transformation is behind us. We’ve built a more resilient organization—one that is better-positioned to capture growth across both fresh and non-perishable categories—and we are on our way toward achieving our goal of long-term, sustainable profitability. We’re excited about the opportunities that lie ahead for Edible Garden.”

Financial Results for the Three Months Ended September 30, 2025

Revenue increased 9% to $2.8 million, compared to $2.6 million in the third quarter of 2024. The 9% growth was primarily driven by strong performance across our shelf-stable product portfolio, including Kick.Sports Nutrition, Vitamin Whey, Pulp, and Pickle Party. With the strategic exit from floral and lettuce categories now complete, this quarter reflects the strength and resilience of our repositioned portfolio.

Gross profit totaled approximately $0.3 million, compared to $0.7 million in the prior-year quarter, reflecting higher labor, freight, and raw material costs, as well as inflationary pressures within the nutraceutical supply chain.

Selling, general and administrative expenses were $3.8 million, compared to $2.2 million in the same period last year, primarily due to higher depreciation expenses related to the assets purchased from Natural Shrimp and the associated right of use, legal, audit and accounting expenses

The Company refinanced its outstanding debt, securing a lower interest rate and more favorable terms. This refinancing is expected to reduce annual interest expense and reduce financing cash outflows, providing greater financial flexibility to support the Company’s strategic initiatives and growth objectives. Net loss was $4.0 million, compared to a net loss of $2.1 million in the third quarter of 2024.

The complete financial results for the quarter ended September 30, 2025, are available in the Company’s Quarterly Report on Form 10-Q, which will be filed with the Securities and Exchange Commission and available at: www.sec.gov.

Conference Call

Edible Garden will host a conference call today at 8:00 A.M. Eastern Time to discuss the Company’s financial results for the quarter ended September 30, 2025, as well as the Company’s corporate progress and other developments.

The conference call will be available via telephone by dialing toll-free +1 808-506-0062 for U.S. callers or +1 973-528-0011 for international callers and entering access code 547767. A webcast of the call may be accessed at https://www.webcaster4.com/Webcast/Page/2914/53224 or on the investor relations section of the Company’s website at https://ediblegardenag.com/presentations/.

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A webcast replay will be available on the investor relations section of the Company’s website through November 14, 2026. A telephone replay will be available approximately one hour following the call, through November 28, 2025, and can be accessed by dialing +1 877-481-4010 for U.S. callers or +1 919-882-2331 for international callers and entering access code 53224.

ABOUT EDIBLE GARDEN®

Edible Garden AG Incorporated is a leader in controlled environment agriculture (CEA), delivering locally grown, organic, better-for-you, sustainable produce and products through its Zero-Waste Inspired® next-generation farming model. Available in over 5,000 retail locations across the United States, Caribbean, and South America, Edible Garden is at the forefront of the CEA and sustainability technology movement, distinguished by its advanced safety-in-farming protocols, sustainable packaging, patented GreenThumb software, and innovative Self-Watering in-store displays. The Company operates state-of-the-art, vertically integrated greenhouses and processing facilities, including Edible Garden Heartland in Grand Rapids, Michigan; Edible Garden Prairie Hills in Webster City, Iowa; and its headquarters at Edible Garden Belvidere in New Jersey. It also partners with a network of contract growers strategically located near major U.S. markets to ensure freshness and reduce environmental impact.

Edible Garden’s proprietary GreenThumb 2.0 software—protected by U.S. Patents US 11,158,006 B1, US 11,410,249 B2, and US 11,830,088 B2—optimizes vertical and traditional greenhouse growing conditions while aiming to reduce food miles. Its patented Self-Watering display (U.S. Patent No. D1,010,365) is designed to extend plant shelf life and elevate in-store presentation. In addition to its core CEA operations, Edible Garden owns three patents in advanced aquaculture technologies: a closed-loop shrimp farming system (US 6,615,767 B1), a modular recirculating aquaculture setup with automated water treatment and feeding (US 10,163,199 B2), and a sensor-driven ammonia control method utilizing electrolytic chlorine generation (US 11,297,809 B1).

The Company has been recognized as a FoodTech 500 firm by Forward Fooding, a leading AgriFoodTech organization, and is a Giga Guru member of Walmart’s Project Gigaton sustainability initiative. Edible Garden also develops and markets a growing line of nutrition and specialty food products, including Vitamin Way® and Vitamin Whey®—plant and whey protein powders—and Kick. Sports Nutrition, a premium performance line for health-conscious athletes seeking cleaner, better-for-you options. The Company’s offerings further include fresh, sustainable condiments such as Pulp fermented gourmet and chili-based sauces, as well as Pickle Party, a collection of fermented fresh pickles and krauts.

Learn more at https://ediblegardenag.com.

For Pulp products, visit https://www.pulpflavors.com.

For Vitamin Whey® products, visit https://vitaminwhey.com.

For Kick. Sports Nutrition products, visit https://kicksportsnutrition.net/

Watch the Company’s latest corporate video here.

Forward-Looking Statements

This press release contains forward-looking statements, including with respect to the Company’s ability to improve its financial results, the Company’s growth strategies, the Company’s ability to expand into new product lines, and its performance as a public company. The words “believe,” “design,” “expect,” “potential,” “will,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to a number of risks, uncertainties, and assumptions, including market and other conditions and the Company’s ability to improve its financial performance and achieve its growth objectives, and other factors set forth in the Company’s filings with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K for the year ended December 31, 2024 and subsequent quarterly reports on Form 10-Q. Actual results might differ materially from those explicit or implicit in the forward-looking statements. The Company undertakes no obligation to update any such forward-looking statements after the date hereof to conform to actual results or changes in expectations, except as required by law.

Investor Contacts:

Crescendo Communications, LLC

212-671-1020

EDBL@crescendo-ir.com

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EDIBLE GARDEN AG INCORPORATED
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except shares and par value)

	September 30,	December 31,
	2025	2024

ASSETS

Current assets:
Cash	$828	$3,530
Accounts receivable, net	1,661	1,968
Inventory, net	1,718	1,544
Prepaid expenses and other current assets	649	335

Total current assets	4,856	7,377

Property, equipment and leasehold improvements, net	10,648	3,145
Operating lease right-of-use assets	4,205	1,202
Finance lease right-of-use assets	81	114
Intangible assets, net	308	43
Other assets	34	34

TOTAL ASSETS	$20,132	$11,915

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Current liabilities:
Accounts payable and other accrued expenses	$3,699	$4,018
Current maturities of operating lease liabilities	223	212
Current maturities of finance lease liabilities	44	41
Short-term debt, net of discounts	2,059	1,939
Derivative liability	79	-

Total current liabilities	6,104	6,210

Long-term liabilities:
Long-term debt, net of discounts	239	544
Long-term operating lease liabilities	824	992
Long-term finance lease liabilities	42	75

Total long-term liabilities	1,105	1,611

Total liabilities	7,209	7,821

COMMITMENTS AND CONTINGENCIES (Note 13)

STOCKHOLDERS’ EQUITY:
Common stock ($0.0001 par value, 100,000,000 shares authorized, 3,083,899 and 1,065,402 shares outstanding as of September 30, 2025 and December 31, 2024, respectively)(1)	-	-
Preferred stock ($0.0001 par value, 10,000,000 shares authorized, 15,154 and no shares outstanding as of September 30, 2025 and December 31, 2024, respectively)	15,154	-
Additional paid-in capital	50,492	44,946
Obligation to issue shares	-	459
Accumulated deficit	(52,723)	(41,311)

Total stockholders’ equity	12,923	4,094

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$20,132	$11,915

(1) Adjusted to reflect stock splits.

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EDIBLE GARDEN AG INCORPORATED
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per-share information)

	Three Months Ended September 30		Nine Months Ended September 30
	2025	2024	2025	2024

Revenue	$2,817	$2,584	$8,681	$9,985
Cost of goods sold	2,544	1,885	7,686	7,696

Gross profit	273	699	995	2,289

Selling, general and administrative expenses	3,831	2,189	11,073	8,823
Gain on sale of asset	-	-	(1)	-
Loss from operations	(3,558)	(1,490)	(10,077)	(6,534)

Other income (expenses)
Interest expense, net	(387)	(409)	(1,216)	(944)
Gain (Loss) from extinguishment of debt	(109)	(164)	(223)	(498)
Other income / (loss)	-	-	95	4
Gain on change in derivative liability	9	-	9	-
Total other income (expenses)	(487)	(573)	(1,335)	(1,438)

NET LOSS	$(4,045)	$(2,063)	$(11,412)	$(7,972)

Deemed dividend on warrants	-	-	(9,833)	-
NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(4,045)	$(2,063)	$(21,245)	$(7,972)

Net Income / (Loss) per common share - basic and diluted (1)	$(1.38)	$(16.32)	$(9.95)	$(118.25)

Weighted-Average Number of Common Shares Outstanding – Basic and Diluted (1)	2,934,311	126,416	2,134,797	67,416

(1) Adjusted to reflect stock splits.

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